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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------
                                  SCHEDULE 13G
                                  ------------

             INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.     )*


                               BRIDGE VIEW BANCORP
                               -------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)

                                    108058108
                                 --------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                       (continued on following page(s))

                             Page 1 of 5 Pages


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CUSIP No.   108058108  13G                                   Page 2 of 5 Pages
            ---------------

1.    NAME OF REPORTING PERSONS

      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:

      John A. Schepisi
      --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:          (a) [ ]
                                                                  (b) [X]
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3.    SEC USE ONLY:
      --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION:

      U.S.A.
      --------------------------------------------------------------------------

NUMBER OF SHARES            5.      SOLE VOTING POWER:     62,560
                                                      ---------------
BENEFICIALLY OWNED          ----------------------------------------------------
                             6.      SHARED VOTING POWER:        8,296
BY EACH REPORTING
                            ----------------------------------------------------
PERSON WITH                  7.      SOLE DISPOSITIVE POWER:    62,560

                            ----------------------------------------------------
                             8.      SHARED DISPOSITIVE POWER:   8,296

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON:

      70,856
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES:                                                  [  ]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

      6.7%
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12.   TYPE OF REPORTING PERSON:

      IN
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                             Page 2 of 5 Pages


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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                    Under the Securities Exchange Act of 1934

     Check the following box if a fee is being paid with this statement [ ].

Item 1(a).        Name of Issuer:

                  Bridge View Bancorp

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  457 Sylvan Avenue
                  Englewood Cliffs, NJ  07632

Item 2(a).        Name of Person Filing:

                  John A. Schepisi

Item 2(b).        Address of Principal Business Office, or if none,
                  Residence:

                  457 Sylvan Avenue, Englewood Cliffs, NJ  07632

Item 2(c).        Citizenship:

                  U.S.A.

Item 2(d).        Title of Class of Securities:

                  Common Stock, No Par Value

Item 2(e).        CUSIP Number:

                  108058108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.           Ownership:

      (a)         Amount Beneficially Owned:

                  70,856

                             Page 3 of 5 Pages

      (b)         Percent of Class:

                  6.7%

      (c)         Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  62,560

            (ii)  Shared power to vote or to direct the vote:

                  8,296

            (iii) Sole power to dispose or to direct the
                  disposition of:

                  62,560

            (iv) Shared power to dispose or to direct the disposition of:

                  8,296

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not Applicable

Item 7.           Identification and Classification of the
                  Subsidiary Which Acquired the Security Being
                  Reported on by the Parent Holding Company:

                  Not Applicable

Item 8. Identification and Classification of Members of the Group:

                  Not Applicable


                             Page 4 of 5 Pages

Item 9.           Notice of Dissolution of Group:

                  Not Applicable

Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1997
---------------------
(Date)

/s/ JOHN A. SCHEPISI
---------------------
(Signature)

John A. Schepisi
---------------------
(Name/Title)



                             Page 5 of 5 Pages